UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2019

Outlook Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37759	38-3982704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clarke Drive Cranbury, New Jersey	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 619-3990

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities pursuant to Section 12 (b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	OTLK	The Nasdaq Stock Market LLC
Series A Warrants	OTLKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.02	Unregistered Sales of Equity Securities.

In March 2019, Outlook Therapeutics, Inc. (the “Company”) entered into a forbearance and exchange agreement, with an accredited investor who had acquired two unsecured stockholder notes previously issued by the Company that had an aggregate original principal amount of $1,000,000, were accruing default interest and were due on demand. The accredited investor agreed to forebear exercising its right to repayment until March 7, 2020 and agreed to a reduced interest rate during such forbearance period, and the Company agreed to exchange principal and accrued interest on such unsecured notes for shares of its common stock during the forbearance period at $13.44 per share or, beginning September 2019 at a conversion price based on 95% of the average of the two lowest closing bid prices during the prior twenty trading days.

Beginning in September 2019, the accredited investor began exchanging such unsecured notes for shares of the Company’s common stock from time to time at its option pursuant to the forbearance and exchange agreement. From September 9, 2019 through December 5, 2019, the Company issued an aggregate 1,848,146 shares of its common stock in exchange for unsecured notes having aggregate principal and accrued interest of approximately $2.0 million. Such shares were issued without registration in reliance upon the exemption provided in Section 3(a)(9) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Outlook Therapeutics, Inc.
Date: December 6, 2019	By: /s/ Lawrence A. Kenyon Lawrence A. Kenyon Chief Executive Officer and Chief Financial Officer